                                                                 EXHIBIT 11.01




         MARTIN MARIETTA MATERIALS, INC. AND CONSOLIDATED SUBSIDIARIES

                       COMPUTATION OF EARNINGS PER SHARE

       FOR THE QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)




                                        THREE MONTHS ENDED      NINE MONTHS ENDED
                                          SEPTEMBER 30,          SEPTEMBER 30,
                                     ----------------------  ----------------------
                                        1998        1997        1998        1997
                                     ----------  ----------  ----------  ----------
Net earnings                            $45,907     $36,274     $84,899     $75,550
                                     ==========  ==========  ==========  ==========

Weighted average number of
shares outstanding:
      Basic earnings per share       46,536,116  46,116,693  46,410,052  46,092,078
      Effect of dilutive securities     305,555     153,652     285,642      97,664
                                     ----------  ----------  ----------  ----------
      Diluted earnings per share     46,841,671  46,270,345  46,695,694  46,189,742
                                     ==========  ==========  ==========  ==========


Net earnings per share - Basic            $0.99       $0.79       $1.83       $1.64
                                     ==========  ==========  ==========  ==========
                       - Diluted          $0.98       $0.78       $1.82       $1.63
                                     ==========  ==========  ==========  ==========



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